November 29, 2010

Stillwater Mining Company
1321 Discovery Drive
Billings, MT 59102

Re: Micon International Limited – Consent for Reference in Form S-3 Filing

Gentlemen:

Micon International Limited (“Micon”) hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Stillwater Mining Company and in the related prospectus and any prospectus supplements filed thereunder (collectively, the “Registration Statement”) of the references to Micon in regards to work performed for Marathon PGM Corporation. Micon further consents to the reference to Micon under the headings titled “Experts” in the Registration Statement. Please contact us if you require further assistance.

Sincerely,

/s/ Richard M. Gowans
Richard M. Gowans P.Eng.
President

MICON INTERNATIONAL LIMITED